Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401 __________________
111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 ___________________ www.lucbro.com

June 26, 2026

Capstone Holding Corp.

18400 76th Avenue

Tinley Park, IL

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Capstone Holding Corp., a Delaware corporation (the “Company”), in connection with filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by certain selling stockholder of up to 3,000,000 shares (the “Shares”) of the Company’s common stock, $0.0005 par value per share (the “Common Stock”), issuable pursuant to the amended and restated common stock purchase agreement, dated June 11, 2026 (the “Tumim Purchase Agreement”).

The offering of the Shares will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s certificate of incorporation and bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

We are opining herein as to the Delaware General Corporation Law, and we express no opinion with respect to any other laws. This opinion is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the offering contemplated by the Registration Statement.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

The Shares have been duly authorized by the Company, and when issued and delivered by the Company pursuant to the Tumim Purchase Agreement, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP